EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2018 Results
THE WOODLANDS, Texas, May 8, 2018 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the three months ended March 31, 2018.
First Quarter 2018 Results and Comparisons to First Quarter 2017

•	Net Income increased 131.8% to $27.3 million, or $1.23 Basic EPS and $1.10 Diluted EPS

•	Net Income Before Income Taxes increased 85.4% to $31.2 million

•	Home Sales Revenues increased 71.3% to $279.0 million

•	Home Closings increased 63.5% to 1,244 homes

•	Average Home Sales Price increased 4.8% to $224,296

•	Gross Margin as a Percentage of Homes Sales Revenues was 24.8% as compared to 26.7%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.4% as compared to 28.0%

•	Active Selling Communities at March 31, 2018 increased to 79 from 69

•	45,321 Total Owned and Controlled Lots at March 31, 2018
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“We are very pleased with the results of the first quarter,” stated Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “The first quarter provided a solid start to the year with 1,244 homes closed. This 63.5% increase in closings, over the first quarter of last year, was a result of robust sales and a heightened focus on inventory management. In addition, gross margin increased 40 basis points quarter-over-quarter and our average sales price for the quarter reached an all-time high at $224,296.”
“Starting the second quarter with great momentum, we maintain our positive outlook on the remainder of 2018 and reaffirm our guidance. For the year, we expect to close between 6,000 and 7,000 homes, believe average sales price will be between $220,000 and $230,000, and believe basic EPS will be in the range of $6.00 to $7.00 per share,” Lipar concluded.
2018 First Quarter Results
Home closings during the first quarter of 2018 increased 63.5% to 1,244 from 761 during the first quarter of 2017. Active selling communities increased to 79 at the end of the first quarter of 2018, up from 69 communities at the end of the first quarter of 2017.
Home sales revenues for the first quarter of 2018 were $279.0 million, an increase of $116.1 million, or 71.3% over the first quarter of 2017. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $224,296 for the first quarter of 2018, an increase of 4.8% over the first quarter of 2017. This increase is largely attributable to changes in product mix, price points in certain new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the first quarter of 2018 was 24.8% as compared to 26.7% for the first quarter of 2017. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the first quarter of 2018 was 26.4% as compared to 28.0% for the first quarter of 2017. This decrease is primarily due to a combination of higher construction and lot costs partially offset by higher average home sales prices. Please see “Non-

GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $27.3 million, or $1.23 per basic share and $1.10 per diluted share, for the first quarter of 2018 increased $15.5 million, or 131.8%, from $11.8 million for the first quarter of 2017. This increase is primarily attributable to the 63.5% increase in homes closed, the 4.8% increase in average home sales price, a 58.2% decrease in the effective tax rate and a decrease in operating leverage realized related to selling, general, and administrative expenses. For the three months ended March 31, 2018, the Company’s effective tax rate of 12.6% was lower than the statutory rate primarily as a result of the deductions in excess of compensation cost (“windfalls”) for share-based payments.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company reaffirms the following guidance for 2018. The Company believes it will have between 85 and 90 active selling communities at the end of 2018, close between 6,000 and 7,000 homes in 2018, and generate basic EPS between $6.00 and $7.00 per share during 2018. In addition, the Company believes 2018 gross margin as a percentage of home sales revenues will be in the range of 24.0% and 26.0% and 2018 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 25.5% and 27.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2018 will be between $220,000 and $230,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, and average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2018 are similar to those in the first quarter of 2018. This guidance also assumes that no additional Convertible Notes are converted during 2018.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, May 8, 2018 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “6699055”. This replay will be available until May 15, 2018.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota and Oklahoma. The Company has a notable legacy of more than 15 years of homebuilding operations, over which time it has closed over 23,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2018 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue, average home sales price, and effective tax rate, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will”

or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$52,024	$67,571
Accounts receivable	21,660	44,706
Real estate inventory	1,040,351	918,933
Pre-acquisition costs and deposits	24,609	18,866
Property and equipment, net	1,647	1,674
Other assets	17,403	14,196
Deferred tax assets, net	1,142	1,928
Goodwill	12,018	12,018
Total assets	$1,170,854	$1,079,892

LIABILITIES AND EQUITY
Accounts payable	$25,737	$12,020
Accrued expenses and other liabilities	54,489	102,831
Notes payable	571,718	475,195
Total liabilities	651,944	590,046

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,615,146 shares issued and 22,615,146 shares outstanding as of March 31, 2018 and 22,845,580 shares issued and 21,845,580 shares outstanding as of December 31, 2017	236	228
Additional paid-in capital	231,434	229,680
Retained earnings	303,790	276,488
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	518,910	489,846
Total liabilities and equity	$1,170,854	$1,079,892

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Home sales revenues	$279,024	$162,911

Cost of sales	209,765	119,412
Selling expenses	22,949	16,107
General and administrative	15,440	11,265
Operating income	30,870	16,127
Other income, net	(357)	(715)
Net income before income taxes	31,227	16,842
Income tax provision	3,925	5,062
Net income	$27,302	$11,780
Earnings per share:
Basic	$1.23	$0.55
Diluted	$1.10	$0.52

Weighted average shares outstanding:
Basic	22,188,121	21,360,167
Diluted	24,772,027	22,787,652

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Home sales revenues	$279,024	$162,911
Cost of sales	209,765	119,412
Gross margin	69,259	43,499
Capitalized interest charged to cost of sales	4,312	2,075
Purchase accounting adjustments (a)	(3)	35
Adjusted gross margin	$73,568	$45,609
Gross margin % (b)	24.8%	26.7%
Adjusted gross margin % (b)	26.4%	28.0%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.
Home Sales Revenues and Closings by Division
(Revenues in thousands)

	Three Months Ended March 31,
	2018			2017
	(Unaudited)
	Revenues	Closings	ASP	Revenues	Closings	ASP
Central	$107,498	521	$206,330	$64,918	315	$206,089
Southwest	54,283	197	275,548	33,126	132	250,955
Southeast	45,108	229	196,978	27,847	151	184,417
Florida	42,443	209	203,077	24,200	123	196,748
Northwest	29,692	88	337,409	12,820	40	320,500
Midwest	—	—	—	—	—	—
Total home sales revenues	$279,024	1,244	$224,296	$162,911	761	$214,075

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com